Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-4

(Form Type)

The Beneficient Company Group, L.P.

to be converted as described herein into a corporation named

Beneficient*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Other	Merger Units Consisting of Beneficient Class A Common Stock and Beneficient Series A Preferred Stock	457(f)	20,855,250	$10.11(3)	$210,846,578	0.0001102	$23,235.29
	Equity	Beneficient Class A Common Stock Underlying the Merger Units	Other(4)	20,855,250	—	—	—	—
	Equity	Beneficient Series A Preferred Stock Underlying the Merger Units	Other(4)	20,855,250	—	—	—	—
	Equity	Beneficient Class A Common Stock Issuable Upon Conversion of Beneficient Series A Preferred Stock Underlying the Merger Units	Other(4)	5,213,812	—	—	—	—
	Equity	Beneficient Class A Common Stock	457(f)	5,175,000	$10.11(5)	$52,319,250	0.0001102	$5,765.58
	Equity	Beneficient Warrants to Purchase Units Consisting of Beneficient Class A Common Stock and Beneficient Series A Preferred Stock	457(f)	23,625,000	—	—	—	—
	Other	Warrant Units Issuable Upon Exercise of the Beneficient Warrants	457(f)	23,625,000	$11.5475(6)	$272,809,688	0.0001102	$30,063.63
	Equity	Beneficient Class A Common Stock Underlying the Warrant Units	Other(4)	23,625,000	—	—	—	—
	Equity	Beneficient Series A Preferred Stock Underlying the Warrant Units	Other(4)	23,625,000	—	—	—	—
	Equity	Beneficient Class A Common Stock Issuable Upon Conversion of Beneficient Series A Preferred Stock Underlying the Warrant Units	Other(4)	5,906,250	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$535,975,516		$59,064.50
	Total Fees Previously Paid							$59,064.50(7)
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00(7)

(1)

At the Avalon Merger Effective Time (as defined in the proxy statement/prospectus forming a part of this registration statement), (i) each share of Class A common stock, par value $0.0001 per share (“Avalon Class A common stock”), of Avalon Acquisition Inc. (“Avalon”) issued and outstanding immediately prior to the Avalon Merger Effective Time will be automatically converted into one unit (each a “Merger Unit,” and collectively, the “Merger Units”), with each such Merger Unit consisting of one share of Class A Common Stock, par value $0.001 per share (“Beneficient Class A common stock”), of Beneficient (the “Company” or “Beneficient”) and one share of Beneficient Series A Convertible Preferred Stock (the “Beneficient Series A preferred stock”), (ii) each share of Class B common stock par value $0.0001 per share, of Avalon (the “Avalon Class B common stock”) issued and outstanding immediately prior to the Avalon Merger Effective Time will be automatically converted into one share of Beneficient Class A common stock, (iii) each warrant of Avalon entitling the holder thereof to purchase one share of Avalon Class A common stock per warrant at a price of $11.50 per share (“Avalon Warrants”) will automatically convert into the right to purchase, at an exercise price of $11.50 per share (the “Beneficient Warrants”), one unit (each a “Warrant Unit,” and collectively, the “Warrant Units”), with each such Warrant Unit consisting of one share of Beneficient Class A common stock and one share of Beneficient Series A preferred stock. Each share of Beneficient Series A preferred stock that is then issued and outstanding is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Beneficient Class A common stock on, and only on, the later of (i) 90 days after the Avalon Merger Effective Time and (ii) 30 days after a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), has been declared effective with respect to the issuance of Beneficient Class A common stock and Beneficient Series A preferred stock upon the exercise of the Beneficient Warrants. Accordingly, the number of securities being registered is based upon an estimate of (a) the maximum number of shares of Avalon Class A common stock that will be outstanding immediately prior to the Avalon Merger Effective Time and exchanged for an equal number of Merger Units; (b) the maximum number of shares of Avalon Class B common stock that will be outstanding immediately prior to the Avalon Merger and exchanged for an equal number of shares of Beneficient Class A common stock; and (c) the maximum number of shares of Avalon Class A common stock underlying each Avalon Warrant, which will be assumed by Beneficient and will become the Beneficient Warrants.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

In accordance with Rule 457(f)(1), based on the average of the high ($10.11) and low ($10.11) prices of the Avalon Class A common stock on The Nasdaq Stock Market LLC (“Nasdaq”) on December 8, 2022.The maximum number of shares of Beneficient Class A common stock underlying the Merger Units, the maximum number of shares of Beneficient Series A preferred stock underlying the Merger Units and the maximum number of shares of Beneficient Class A common stock issuable upon conversion of the Beneficient Series A preferred stock underlying the Merger Units are being simultaneously registered hereunder.

(4)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.
(5)	In accordance with Rule 457(f)(1), based on the average of the high ($10.11) and low ($10.11) prices of the Avalon Class A common stock on Nasdaq on December 8, 2022.
(6)

In accordance with Rule 457(f)(1), based on the sum of (a) the average of the high ($0.055) and low ($0.04) prices of the Avalon Warrants on Nasdaq on November 30, 2022 and (b) $11.50, the exercise price of the Avalon Warrants, resulting in a combined maximum offering price per warrant of $11.5475. The maximum number of Warrant Units issuable upon exercise of the Beneficient Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Beneficient Warrants has been allocated to the underlying Warrant Units and those Warrant Units are included in the registration fee. The maximum number of shares of Beneficient Class A common stock underlying the Warrant Units, the maximum number of shares of Beneficient Series A preferred stock underlying the Warrant Units and the maximum number of shares of Beneficient Class A common stock issuable upon conversion of the Beneficient Series A preferred stock underlying the Warrant Units are being simultaneously registered hereunder.

(7)	Previously paid in connection with the initial filing of the registration statement on December 9, 2022.
*

Prior to the Avalon Merger Effective Time, The Beneficient Company Group, L.P., a Delaware limited partnership, intends to convert into a Nevada corporation pursuant to a statutory conversion and will change its name to “Beneficient”.